UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 7, 2007

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 7, 2007, Cypress Semiconductor Corporation (“Cypress”) entered into agreements in connection with the following transactions: (1) the issuance of $600 million aggregate principal amount of its 1.00% Convertible Senior Notes due September 15, 2009 (the “notes”), (2) the entry into convertible note hedge transactions with respect to Cypress’s common stock, par value $0.01 per share (“common stock”), with affiliates of certain of the initial purchasers of the notes (the “initial purchasers”), (3) the issuance of warrants to acquire common stock, subject to customary antidilution adjustments, to acquire shares of common stock (the “warrants”) in separate warrant transactions entered into with affiliates of certain of the initial purchasers and (4) the entry into an accelerated share repurchase transaction with an affiliate of one of the initial purchasers.

Issuance of the Notes

On March 7, 2007, Cypress entered into a purchase agreement with the initial purchasers named therein (the “purchase agreement”) providing for the purchase and sale of $500 million aggregate principal amount of the notes on a firm-commitment basis, and granting the initial purchasers a 30-day over-allotment option to purchase up to an additional $100 million aggregate principal amount of the notes. The initial purchasers exercised the over-allotment option in full on March 8, 2007. On March 13, 2007, Cypress issued $600 million in aggregate principal amount of the notes. The notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Act.

The notes are governed by an indenture, dated as of March 13, 2007 (the “indenture”), between Cypress and U.S. Bank National Association, as trustee (the “Trustee”).

The notes bear interest at a rate of 1.00% per year, payable semiannually in arrears in cash on March 15 and September 15 of each year, beginning on September 15, 2007. The notes will mature on September 15, 2009 unless earlier repurchased or converted. The notes are initially convertible, subject to certain conditions, into cash up to the lesser of the principal amount of the notes or the conversion value. If the conversion value of the notes is greater than $1,000, then the excess conversion value will be convertible into cash, common stock or a combination of cash and common stock, at Cypress’s election. The initial effective conversion price of the notes is approximately $23.90 per share, which represents a premium of 26.5% to the closing price of Cypress’s common stock on March 7, 2007. This equates to a conversion rate of 41.8410 shares of common stock per $1,000 principal amount of notes. Holders of the notes who convert their notes in connection with a fundamental change, as defined in the indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate. Additionally, in the event of a fundamental change, the holders of the notes may require Cypress to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of notes, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.

Holders of the notes may freely convert the notes on or after June 15, 2009 until the close of business on the business day immediately preceding the maturity date. Prior to June 15, 2009, holders may convert their notes under any of the following conditions:

•

during any calendar quarter after the calendar quarter ending June 30, 2007, if the closing price of Cypress’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•

during the five business-day period after any five consecutive trading-day period in which the trading price per note for each day of such period was less than 98% of the product of the closing price of common stock and the conversion rate on each such day;

•	upon the occurrence of specified distributions to holders of Cypress’s common stock; or

•	upon a fundamental change.

The notes and the underlying shares of common stock issuable upon conversion of the notes have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In connection with the sale of the notes, Cypress entered into a registration rights agreement, dated as of March 13, 2007, with the initial purchasers (the “registration rights agreement”). Under the registration rights agreement, Cypress has agreed to use its commercially reasonable efforts to cause to become effective, within 180 days after the closing of the offering of the notes, a shelf registration statement with respect to the resale of the notes and the shares of common stock issuable upon conversion of the notes. Subject to certain exceptions, Cypress shall use its commercially reasonable efforts, subject to the provisions of the registration rights agreement, to keep the shelf registration statement continuously effective in order to permit the prospectus forming a part thereof to be usable by holders until the earlier of (1) the second anniversary of the closing date and (2) such time as the securities cease to be registrable securities, as defined in the registration rights agreement. Cypress will be required to pay additional interest, subject to some limitations, to the holders of the notes if it fails to comply with its obligations to register the notes and the common stock issuable upon conversion of the notes.

Entry into Convertible Note Hedge Transactions

On March 7, 2007, in connection with the sale of the notes, Cypress entered into separate convertible note hedge transactions with affiliates of certain of the initial purchasers (the “option counterparties”), pursuant to which the option counterparties agree to deliver to Cypress any cash and/or stock Cypress delivers upon conversion of the notes in excess of the face amount of the notes.

Sale of the Warrants

On March 7, 2007, Cypress entered into warrant agreements, as amended on March 9, 2007, to sell warrants to acquire, subject to customary antidilution adjustments, up to approximately 25.1 million shares of common stock in separate warrant transactions entered into with the option counterparties in reliance on the exemption from registration provided by Section 4(2) of the Act. The warrants are to be settled on a “net exercise” basis, either in shares of stock or cash, at Cypress’s election. Neither the warrants nor the underlying common stock issuable upon conversion of the warrants have been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Entry into Accelerated Share Repurchase Transaction

On March 7, 2007, Cypress entered into a confirmation (the “confirmation”) with an affiliate of one of the initial purchasers (the “repurchase counter-party”) relating to an accelerated share repurchase program (the “accelerated share repurchase program”). Under the confirmation, Cypress will purchase from the repurchase counterparty no less than approximately 28.3 million shares of common stock, the exact number to be determined based on the volume weighted average price of common stock, subject to a per share floor price and cap price, generally calculated over a period of approximately three months.

The repurchase counterparty will deliver to Cypress 75% of the minimum number of shares underlying the accelerated share repurchase transaction on the initial issuance date of the notes. In addition, the repurchase counterparty will deliver to Cypress 10% of the minimum number of shares underlying the accelerated share repurchase transaction on March 30, 2007. Finally, following completion of a period of approximately three months, the repurchase counterparty will deliver to Cypress the excess of the final number of shares to be repurchased under the accelerated share repurchase over the aggregate number of shares of common stock previously delivered on the initial issuance date of the notes and March 30, 2007.

The repurchase was funded with approximately $571 million of net proceeds from the offering of the notes. The repurchased shares will be held as treasury stock, and Cypress’s outstanding shares used to calculate earnings per share will be immediately reduced by the number of shares repurchased.

Certain of the initial purchasers and their affiliates have performed investment banking, commercial banking, financial advisory and lending services for Cypress and its affiliates from time to time, for which they have received customary compensation, and may do so in the future.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02 as if fully set forth herein.

Cypress is filing the information disclosed under Item 1.01 “Entry into a Material Definitive Agreement” above under Item 3.02. However, as a result of the principal amount of the notes upon conversion being payable in cash as described above, the number of shares of common stock issuable upon conversion of the notes and the separate warrants may constitute less than 1% of the number of shares outstanding of the common stock of Cypress.

Item 8.01. Other Events.

In order to allow for the issuance of the notes and the entry into the convertible note hedge and warrant transactions, we entered into Consent and Amendment No. 4 to Loan and Security Agreement (the “Consent”) to Cypress’s existing Loan and Security Agreement with Silicon Valley Bank. The Consent became effective on March 7, 2007.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired. Not applicable.

(b) Pro forma financial information. Not applicable.

(c) Shell Company transactions. Not applicable.

(d) Exhibits. Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: March 13, 2007	By:	/s/ Neil H. Weiss
Neil H. Weiss
Senior Vice President and Treasurer